As filed with the Securities and Exchange Commission on June 14, 2004
                           Registration No. 333-74992

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                          U.S. SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                                   -----------
                           NOTIFICATION OF LATE FILING


                       MAGNUS INTERNATIONAL RESOURCES INC.
                       -----------------------------------

Nevada                       1000               98-0351859          55972Y 10 3
------                       ----               ----------          -----------
(State or other       (Primary Standard      (I.R.S. Employer      CUSIP Number
jurisdiction of          Industrial          Identification
incorporation or       Classification            Number)
 organization)             Number)

                         3110 E. Sunset Road, Suite H-1
                             Las Vegas, Nevada 89120
                             -----------------------
                               (registered office)

                       c/o 555 W. Hastings St., Suite 2550
                  Vancouver, British Columbia, Canada, V6B 4N5
                     Tel: (604) 603-5552 Fax: (604) 602-1499
                     ---------------------------------------
                               (operating office)

                                  With copy to:

                                  Devlin Jensen
                             Barristers & Solicitors
                               Attn: Mike Shannon
                        Suite 2550 - 555 W. Hastings St.
                  Vancouver, British Columbia, Canada, V6B 4N5
                     Tel: (604) 684-2550 Fax: (604) 684-0916
                     ---------------------------------------
                               (Agent for Service)


(Check one):  [ ] Form 10-KSB   [ ] Form 20-K   [X] Form 10-QSB   [ ] Form N-SAR

     For Period Ended: April 30, 2004


          [ ]  Transition Report on Form 10-KSB

          [ ]  Transition Report on Form 20-K

          [ ]  Transition Report on Form 11-K

          [ ]  Transition Report on Form 10-QSB

          [ ]  Transition Report on Form N-SAR

     For the Transition Period Ended:

PART I -- REGISTRANT INFORMATION
--------------------------------

Magnus International Resources Inc.
C/o 555 W. Hastings St., Suite 2550
Vancouver, British Columbia, Canada, V6B 4N5


PART II -- RULES 12b-25(b) AND (c)
----------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)


          (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
          (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, Form 11-K or Form NSAR, or portion
[X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE
---------------------

     The Registrant's recent activities have delayed the preparation and review of its Quarterly Report on Form 10-QSB. The Registrant represents that the Form 10-QSB will be filed by no later than the 5th day following the date on which the Form 10-QSB was due.


PART IV -- OTHER INFORMATION
----------------------------

The name and telephone number of person to contact in regard to this notification is:

Graham Taylor                         (604)                   603-5552
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Name                                  Area Code               Telephone Number

(1) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify reports:
                                                                 [X] Yes  [ ] No

(2) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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






                       Magnus International Resources Inc.
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                   Name of Registrant as Specified in Charter

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   June 14, 2004            By   /s/ Graham Taylor
     -------------------             -----------------------------------------
                                     Graham Taylor
                                     President, CEO, CFO, Secretary, Treasurer
                                     and Director